Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Income from Continuing Operations

Rises 86 Percent over Year-Ago Quarter;

Equals Highest Income in Company’s History

Highlights:

•	Income from continuing operations was $404 million, the highest level ever, and up 86% from 2003 and 15% over first quarter;

•	Net income of $759 million for first half of 2004, highest in Alcoa’s history;

•	Sales grew to $6.1 billion, the highest level since fourth quarter of 2000, up 7% sequentially and 11% year over year;

•	Five of six segments showed double-digit increases in profitability year-over-year; Alumina & Chemicals up 79%, and Engineered Products increased 70%;

•	Revenue gains in every segment over the previous quarter;

•	Debt-to-capital ratio declined to 33.6%, down from 40.4% a year ago and 34.9% as of the first quarter.

New York, NY – July 7, 2004 — Alcoa today reported second quarter net income of $404 million, or $0.46 per diluted share, up 14 percent from $355 million, or $0.40, in the previous quarter, and up 87 percent from $216 million, or $0.26, in the second quarter of 2003.

Income from continuing operations was $404 million, or $0.46, up 86 percent from $217 million, or $0.26, in the second quarter of 2003, and 15 percent higher than $350 million, or $0.40, in the previous quarter. Results for the current quarter included charges for environmental work at New York’s Grasse River, certain restructuring charges, and benefits from the restructuring of debt. The net benefit surrounding these activities was immaterial to the company’s results.

“By keeping our focus on controlling costs and seizing opportunities for growth, we achieved our most profitable first half performance ever,” said Alain Belda, Chairman and CEO of Alcoa. “Looking forward, we see continued favorable fundamentals in upstream businesses and significant potential in downstream aerospace, industrial products, and commercial vehicle markets that are moving off lows in the cycle.

“Through deployment of the Alcoa Business System and our growth plan, we are well positioned for the second half of the year and beyond while we continue to make progress on our Return on Capital goal,” said Belda. In the second quarter, the company achieved a Return on Capital of 10.2 percent on a quarterly run-rate basis.

Market Overview

Revenue in the quarter was $6.1 billion, the highest in more than three years, and an increase of 11 percent year-over-year and 7 percent on a sequential basis. Higher realized prices across all the segments, combined with seasonal improvements in packaging and home building markets, helped drive double-digit gains in sales over the second quarter of 2003.

Fabricated aluminum shipments continued to show strength as demand in the commercial vehicle, building and construction, and aerospace markets improved. Growth in North American markets accounted for most of the improvement in sales, while Europe was relatively flat and Asia remained strong.

Cost Savings and Management Actions

On its long-term savings challenge, the company achieved $13 million in new sustainable savings – or $52 million on an annualized basis in the quarter. Alcoa has now achieved $160 million in annual savings toward the $1.2 billion three-year cost challenge.

The company also took action in the quarter to manage environmental matters and the changing interest rate picture. Alcoa increased the environmental reserve by $42 million, principally for the Grasse River project in Massena, New York, to cover the expected cost of a remedial options study, which will include sediment removal and capping, the installation of an ice control structure and significant monitoring. In addition, the company incurred costs of $5 million for continued restructuring, mainly in closure systems, wire harness, and rolled products businesses. Improving cash flows, the company’s current leverage position, as well as a tightening interest rate environment allowed the company to restructure its debt in the quarter. The restructuring positions the company to manage its debt portfolio more effectively while lowering interest costs as the economic landscape changes. The company recognized a $58 million pre-tax gain in the quarter on the restructuring, which included the retirement of debt and the settlement of associated interest rate swaps.

Sales and general administrative expense dropped to 5.2 percent from 6 percent in the first quarter, largely due to higher revenue, lower expenses for bad debts, and lower spending. The increase to the environmental reserve helped drive cost of goods sold higher to 78.9 percent, along with higher resin ($16 million), energy ($13 million), and transportation ($15 million) costs.

Stronger Balance Sheet

The company’s debt-to-capital ratio declined to 33.6 percent, putting it well within the company’s targeted range of 25 to 35 percent. Through improved cash flows and a targeted divestiture program, the company has reduced its debt by approximately $1.2 billion in the past 12 months.

The company continued to manage capital effectively as days of working capital decreased in the quarter by 2.6 days. In the quarter, capital expenditures were $221 million, 73 percent of depreciation. While year-to-date capital spending has been $414 million, the company expects to spend between $1.3 and $1.4 billion in capital in 2004 as growth projects ramp up. Future free cash flow will be used for additional debt reduction and growth projects in the global alumina and aluminum businesses.

The company has substantially completed its divestiture program, and announced today that it is forming a global building and construction business including the North American architectural products business that had been slated for sale. As of the second quarter, this business is no longer an asset held for sale.

Positioning the Company for Future Growth

Alcoa continues to make long-term investments to improve its world-class alumina refining position. Alcoa World Alumina and Chemicals (AWAC), Alcoa’s global alliance with Alumina Ltd., began work on the upgrade at its Pinjarra refinery. Work continued on the expansion at the company’s refinery in Suriname, and the company is also in varying stages of planning and designing additional alumina expansions in Guinea, Jamaica, Brazil, and Australia.

The company is aggressively pursuing low-cost opportunities around the world to expand and improve its leading position in aluminum smelting. The company will break ground on its new smelter in Iceland later this week. That project remains on schedule and is slated to come on-line in 2007. In May, the company signed an agreement on a smelter project in Trinidad that would be based on abundant, low-cost, natural gas reserves. In Brazil, Alcoa signed a 20-year contract for electricity for its low-cost Alumar smelter, and is actively exploring an expansion.

Providing Solutions to Customers

The company continued to leverage its technology and manufacturing excellence to provide innovative solutions for customers in transportation markets. In aerospace, Alcoa continued work developing solutions for the Airbus A380 which features Alcoa products from nose to tail. In Shanghai, the company opened the Alcoa Aerospace Center (AAC) to supply aerospace material with value-added services to customers in China and the Asia Pacific region. Alcoa’s partnership with Structural Integrity Engineering to engineer, manufacture, certify, install and support Boeing cargo conversions made progress in the quarter as the company signed an agreement that could cover as many as 20 such projects.

In the automotive market, Alcoa was recognized with the American Foundry Society’s Casting of the Year for its cast control arm, the component that essentially holds the rear wheels on a vehicle, used on the BMW X5 SUV, 5- and 7-Series sedans, 5-Series Touring Wagon. Alcoa supplies 360,000 hollow rear lower control arms a year for BMW. Alcoa’s Mill Products business also was named one of Nissan’s highest performing suppliers this quarter. Alcoa supplies aluminum sheet for use in hoods, deck lids and various structural applications for Nissan’s Altima and Maxima sedans.

In packaging, Alcoa’s Reynolds Wrap® Aluminum Foil brand was named to the top spot in overall brand equity in the 2004 EquiTrend® brand study of 1,000 well-known brands. The study provides a comprehensive view of a brand’s current position against competitors, helping to identify potential synergies in the marketplace.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina and Chemicals Segment profitability increased $32 million (25 percent) driven by continued strong global demand and higher pricing overcoming divestiture of the specialty chemicals business. Alumina production for the quarter was 3,600 thousand metric tons (kmt), up 25 kmt from the first quarter, largely due to global production creep.

Primary Metals Segment profitability increased $38 million (20 percent) largely due to higher realized prices, up $0.04 per pound. Primary metal production for the quarter was 863 kmt with approximately 250 kmt of aluminum purchased for internal use as Alcoa continued to execute on its strategy of selling value-added products. Offsetting the higher metal prices were increases in costs for alumina ($13 million after tax) and energy ($11 million after tax).

Flat Rolled Products Continued strong demand for sheet and plate in North America led to higher prices and higher shipments in the region. However, a hot mill interruption at the Kitts Green facility in the UK and temporary throughput issues at the Tennessee can sheet facility hurt profitability of the segment. Kitts Green has resumed operation.

Engineered Products Segment profitability rose to a record high $78 million, up $16 million from the first quarter of 2004. Brisk end-market demand coupled with continued cost savings efforts led to the improved results. Most major businesses within the segment realized increasing revenues based on stronger aerospace and commercial vehicle demand, while the Howmet and North American extrusions businesses contributed the largest increases in profitability.

Packaging and Consumer Seasonal demand in both the Closures and Consumer Products businesses drove the segment to a 54 percent increase in profitability despite unfavorable resin costs. On a year-ago quarter basis, higher volumes and better operating performance, primarily at the Closures and Consumer Products businesses, overcame higher resin costs and the divestiture of the Latin American packaging assets.

Other Group profitability increased 67 percent driven by seasonally stronger results at Alcoa Home Exteriors and higher equity earnings from Integris Metals (Alcoa owns 50 percent of Integris Metals).

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in minority interest (higher earnings in the AWAC enterprise), prior period gains on divestitures, and “other”, largely the gain associated with the debt restructuring and the charge associated with the Grasse River.

Quarterly Analyst Conference

Alcoa’s quarterly analyst conference call will be at 4:00 p.m. EDT on July 22, 2004. The call will be available via either traditional dial-in or web cast. Call information and related details will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing its expertise in design, engineering, and production to customers. Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indices since 2001. The company has 120,000 employees in 41 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System, or ABS, is an integrated set of principles and tools used to manage Alcoa businesses, based on three principles: make to use; eliminate waste; and people linchpin the system. ABS begins with an understanding of customers’ requirements, identifies what is needed to meet them, and then empowers employees to eliminate waste and solve problems through continuous improvements in costs, quality and speed.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the company’s inability to complete or to complete in the anticipated timeframe pending divestitures, acquisitions or expansion projects or to realize the projected amount of proceeds from divestitures, (b) the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, (c) unexpected changes in global economic, business, competitive, market and regulatory factors, and (d) the other risk factors summarized in Alcoa’s 2003 Form 10-K Report and other SEC reports.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30 2004	June 30 2003	March 31 2004
Sales	$6,092	$5,497	$5,696

Cost of goods sold	4,807	4,379	4,438
Selling, general administrative, and other expenses	319	347	344
Research and development expenses	43	50	45
Provision for depreciation, depletion, and amortization	301	302	303
Restructuring and other charges	5	3	(31)
Interest expense	69	80	64
Other income, net	(125)	(57)	(22)

	5,419	5,104	5,141

Income from continuing operations before taxes on income	673	393	555
Provision for taxes on income	196	101	155

Income from continuing operations before minority interests’ share	477	292	400
Less: Minority interests’ share	73	75	50

Income from continuing operations	404	217	350
(Loss) income from discontinued operations	—	(1)	5

NET INCOME	$404	$216	$355

Earnings per common share:
Basic:
Income from continuing operations	$.46	$.26	$.40
Income from discontinued operations	—	—	.01

Net income	$.46	$.26	$.41

Diluted:
Income from continuing operations	$.46	$.26	$.40
Income from discontinued operations	—	—	.01

Net income	$.46	$.26	$.41

Average number of shares used to compute:
Basic earnings per common share	869,550,013	845,601,440	869,402,685
Diluted earnings per common share	877,363,719	847,468,083	878,755,125

Shipments of aluminum products (metric tons)	1,287,000	1,231,000	1,272,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Six months ended
	June 30 2004	June 30 2003
Sales	$11,788	$10,637

Cost of goods sold	9,245	8,477
Selling, general administrative and other expenses	663	644
Research and development expenses	88	100
Provision for depreciation, depletion and amortization	604	587
Restructuring and other charges	(26)	(1)
Interest expense	133	168
Other income, net	(147)	(93)

	10,560	9,882

Income from continuing operations before taxes on income	1,228	755
Provision for taxes on income	351	209

Income from continuing operations before minority interests’ share	877	546
Less: Minority interests’ share	123	134

Income from continuing operations	754	412

Income from discontinued operations	5	2

Cumulative effect of accounting change	—	(47)

NET INCOME	$759	$367

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.87	$.49
Income from discontinued operations	.01	—
Cumulative effect of accounting change	—	(.06)

Net income	$.88	$.43

Diluted:
Income from continuing operations	$.86	$.49
Income from discontinued operations	.01	—
Cumulative effect of accounting change	—	(.06)

Net income	$.87	$.43

Average number of shares used to compute:
Basic earnings per common share	869,493,460	845,358,393
Diluted earnings per common share	877,777,205	846,971,975

Common stock outstanding at the end of the period	869,762,072	846,051,542

Shipments of aluminum products (metric tons)	2,559,000	2,399,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	June 30 2004	December 31 2003
ASSETS
Current assets:
Cash and cash equivalents	$466	$576
Receivables from customers, less allowances: $103 in 2004 and $105 in 2003	2,983	2,567
Other receivables	296	351
Inventories	2,855	2,560
Deferred income taxes	237	267
Prepaid expenses and other current assets	643	503

Total current assets	7,480	6,824

Properties, plants, and equipment, at cost	24,820	24,932
Less: accumulated depreciation, depletion, and amortization	12,580	12,348

Net properties, plants, and equipment	12,240	12,584

Goodwill	6,553	6,549
Other assets	5,369	5,323
Assets held for sale	25	431

Total assets	$31,667	$31,711

LIABILITIES
Current liabilities:
Short-term borrowings	$54	$56
Accounts payable, trade	2,253	1,986
Accrued compensation and retirement costs	1,001	954
Taxes, including taxes on income	805	705
Other current liabilities	842	881
Long-term debt due within one year	498	523

Total current liabilities	5,453	5,105

Long-term debt, less amount due within one year	6,329	6,693
Accrued postretirement benefits	2,199	2,220
Other noncurrent liabilities and deferred credits	3,367	3,390
Deferred income taxes	743	805
Liabilities of operations held for sale	3	83

Total liabilities	18,094	18,296

MINORITY INTERESTS	1,298	1,340

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,791	5,831
Retained earnings	8,347	7,850
Treasury stock, at cost	(1,971)	(2,017)
Accumulated other comprehensive loss	(872)	(569)

Total shareholders’ equity	12,275	12,075

Total liabilities and equity	$31,667	$31,711

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

Consolidated Third-Party Revenues:	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04
Alumina and Chemicals	$449	$491	$526	$536	$2,002	$463	$486
Primary Metals	732	805	816	876	3,229	878	959
Flat-Rolled Products	1,152	1,200	1,176	1,287	4,815	1,450	1,490
Engineered Products	1,390	1,455	1,369	1,375	5,589	1,523	1,598
Packaging and Consumer	749	836	812	818	3,215	744	843
Other	668	710	636	640	2,654	638	716

Total	$5,140	$5,497	$5,335	$5,532	$21,504	$5,696	$6,092

Consolidated Intersegment Revenues:	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04
Alumina and Chemicals	$240	$248	$258	$275	$1,021	$338	$349
Primary Metals	840	690	740	828	3,098	1,038	1,129
Flat-Rolled Products	20	15	17	14	66	23	23
Engineered Products	9	5	5	5	24	4	5
Packaging and Consumer	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	$1,109	$958	$1,020	$1,122	$4,209	$1,403	$1,506

Consolidated Third-Party Shipments (Kmt):	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04
Alumina and Chemicals	1,794	1,939	1,982	1,956	7,671	1,718	1,796
Primary Metals	453	495	488	516	1,952	469	472
Flat-Rolled Products	434	453	450	482	1,819	515	517
Engineered Products	223	221	222	213	879	234	239
Packaging and Consumer	36	42	40	49	167	38	41
Other (a)	22	20	25	20	87	16	18

Total Aluminum (a)	1,168	1,231	1,225	1,280	4,904	1,272	1,287

Alcoa’s average realized price-Primary (b)	$0.69	$0.68	$0.71	$0.73	$0.70	$0.81	$0.85

After-Tax Operating Income (ATOI):	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04
Alumina and Chemicals	$91	$89	$113	$122	$415	$127	$159
Primary Metals	166	162	163	166	657	192	230
Flat-Rolled Products	53	56	59	53	221	66	59
Engineered Products	29	46	47	33	155	62	78
Packaging and Consumer	53	57	52	52	214	35	54
Other	9	17	8	17	51	18	30

Total	$401	$427	$442	$443	$1,713	$500	$610

Reconciliation of ATOI to consolidated net income:	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04
Total ATOI	$401	$427	$442	$443	$1,713	$500	$610
Impact of intersegment profit adjustments	7	(4)	2	4	9	23	8
Unallocated amounts (net of tax):
Interest income	5	6	7	6	24	7	5
Interest expense	(57)	(52)	(49)	(46)	(204)	(41)	(45)
Minority interests	(59)	(75)	(54)	(43)	(231)	(50)	(73)
Corporate expense	(57)	(81)	(65)	(84)	(287)	(74)	(63)
Restructuring and other charges	4	(2)	(1)	25	26	31	(4)
Discontinued operations	3	(1)	(2)	(49)	(49)	5	—
Accounting change	(47)	—	—	—	(47)	—	—
Other	(49)	(2)	—	35	(16)	(46)	(34)

Consolidated net income	$151	$216	$280	$291	$938	$355	$404

(a)	Third party aluminum shipments for previously reported periods have been properly adjusted to reflect international selling company activity.
(b)	Alcoa’s average realized price for 1Q04 has been adjusted from the previously reported amount to reflect the elimination of certain previously misclassified intercompany activity.

SUPPLEMENTAL FINANCIAL INFORMATION

Alcoa and subsidiaries

Net Income and EPS Information (unaudited)

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	2Q04	1Q04	2Q03	2Q04	1Q04	2Q03
GAAP Net income	$404	$355	$216	$.46	$.41	$.26
Discontinued operations – operating loss	—	—	2
Discontinued operations – gain on Divestitures	—	(5)	(1)

GAAP income from continuing operations	$404	$350	$217	$.46	$.40	$.26

Restructuring and other charges (2):
Restructurings	3	8	12
Loss (gain) on divestitures	1	(58)	2

Income from continuing operations excluding restructuring and other charges (1)	$408	$300	$231	$.47	$.34	$.27

Average diluted shares outstanding				877	879	847

(1)	Alcoa believes that income from continuing operations excluding restructuring and other charges is a measure that should be presented in addition to income from continuing operations determined in accordance with GAAP. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and divestitures. Excluding the impacts of these charges can provide an additional basis of comparison. Management believes that these charges are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these charges should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring and divestiture charges are described in the footnotes to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Charges associated with divestitures principally represent adjustments to the carrying value of certain assets and liabilities and do not typically require a cash payment. These actions are taken primarily for strategic reasons as the company has decided not to participate in this portion of the portfolio of businesses.

•	Restructuring and divestiture charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and divestitures.

•	There can be no assurance that additional restructurings and divestitures will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and other charges.

(2)	Restructuring and other charges totaled $5 of expense ($4 after tax and minority interests) in the second quarter of 2004, consisting principally of layoff charges.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Return on Capital

2Q04 Annualized

Net Income	$1,616

Minority Interest	292

Interest Expense (After taxes of 29.1%)	196

Numerator (Sum Total)	$2,104

Average Balances (1)
Short Term Borrowings	$540
Long Term Borrowings	6,556
Preferred Equity	55
Minority Interest	1,328
Common Equity	12,230

Denominator (Sum Total)	$20,709

Return on Capital	10.2%

Days Working Capital

	June 30 2004	March 31 2004 (2)
Receivables from Customers	$2,983	$2,901

Inventories	2,855	2,855

Accounts Payable, trade	(2,253)	(2,241)

Numerator (Sum Total)	$3,585	$3,515

Daily Revenue
Quarterly Revenue	$6,092	$5,696

Number of Days	91	91

Denominator

Average Daily Revenue	$66.9	$62.6

Days Working Capital	53.6	56.2

(1)	Calculated as: (Balance beginning of quarter + Balance end of quarter) divided by 2.
(2)	March balances reflect reclassifications for changes in status from assets held for sale to assets held and used.